UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 11, 2011

HARBOR BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34584	13-3697002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9191 Towne Centre Drive, Suite 409, San Diego, California		92122
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 587-9333

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2011, Harbor BioSciences, Inc. (the “Company”) sold an aggregate of 2,000,000 shares of its Series A Preferred Stock to an institutional accredited investor (the “Investor”) pursuant to the terms of a Stock Purchase Agreement (the “Purchase Agreement”) and related Stockholders Agreement (the “Stockholders Agreement”). The Stockholders Agreement provides that the three current vacancies on the Company’s Board of Directors (the “Board”) may be filled with individuals designated by the Investor, at the election of the Investor. The foregoing descriptions of certain portions of the Purchase Agreement and Stockholders Agreement do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement and Stockholders Agreement filed as Exhibits 10.1 and 10.2, respectively, to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on August 3, 2011.

On August 11, 2011, in accordance with the terms of the Stockholders Agreement, the Board appointed Richard Bartlett, Jerry M. Seslowe and John C. Shaw to serve on the Board until the Company’s next annual meeting of stockholders. Other than the Purchase Agreement and the Stockholders Agreement, none of Messrs. Bartlett, Seslowe or Shaw is a party to any other arrangement or understanding with any other person pursuant to which they were appointed as a director of the Company.

In connection with their appointments, each of Messrs. Bartlett, Seslowe and Shaw and the Company entered into the Company’s standard form of indemnification agreement providing for indemnification and advancement of expenses to the fullest extent permitted by the General Corporation Law of the State of Delaware.

In addition, each of Messrs. Bartlett, Seslowe and Shaw shall receive compensation in accordance with the terms of the Company’s compensation policy for directors, which was disclosed in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated August 12, 2011

HARBOR BIOSCIENCES, INC.

By:	/s/ Robert W. Weber
Robert W. Weber
Its:	Chief Financial Officer